Calculation of Filing Fee Tables
S-8
XPLR Infrastructure, LP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common units, representing limited partner interests	Other	950,000	$ 10.505	$ 9,979,750.00	0.0001381	$ 1,378.20
Total Offering Amounts:						$ 9,979,750.00		$ 1,378.20
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,378.20
Offering Note
[1]	(1) This registration statement covers the offering of 950,000 common units representing limited partner interests in XPLR Infrastructure, LP (the "common units"), to be issued pursuant to the XPLR Infrastructure, LP Amended and Restated 2024 Long Term Incentive Plain (the "Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of common units, which, by reason of changes in the capitalization of the registrant and other events specified in the Plan, may become subject to the Plan. (2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per common unit and aggregate offering price are based on the average of the high and low prices reported for a common unit on the New York Stock Exchange on May 1, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources